Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 333-174926) on Form N-1A of Longboard Alternative Growth Fund and Longboard Managed Futures Strategy Fund, each a separate series of the Northern Lights Fund Trust II, of our reports dated July 30, 2020, relating to our audits of the financial statements and financial highlights and consolidated financial statements and consolidated financial highlights, respectively, which appear in the May 31, 2020 Annual Reports to Shareholders of which are also incorporated by reference into the Registration Statement.

We also consent to the references to our Firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Portfolio Holdings Information” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

September 24, 2020